Exhibit 1.1

AMENDMENT NO. 2 TO
AT MARKET ISSUANCE SALES AGREEMENT

November 4, 2022

JMP Securities LLC
600 Montgomery Street, 11th Floor
San Francisco, CA 94111

Ladies and Gentlemen:

Reference is made to that certain At Market Issuance Sales Agreement, dated August 31, 2018 (the “Original Agreement”), by and between Cherry Hill Mortgage Investment Corporation (the “Company”) and JMP Securities LLC (the “Agent”), as amended by Amendment No. 1 to  At Market Issuance Sales Agreement, dated August 25, 2021 (“Amendment No. 1” and, together with the Original Agreement, the “Agreement”), by and between the Company and the Agent, pursuant to which the Company agreed to sell through the Agent, shares of common stock, par value $0.01 per share, of the Company, not exceeding the Maximum Amount. All capitalized terms not defined in this Amendment No. 2 to At Market Issuance Sales Agreement (this “Amendment”) shall have the meanings ascribed to them in the Agreement. The parties, intending to be legally bound, hereby amend the Agreement as follows:

1.          Amendment to Agreement.

(a)         The first sentence of the first paragraph of Section 1 of the Agreement is hereby deleted and replaced with the following:

The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to the Agent, acting as agent and/or principal, shares (the “Placement Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate public offering price of up to $100,000,000, provided however, that in no event shall the Company issue or sell through or to the Agent such number of Placement Shares that (a) exceeds the number of shares or dollar amount of Common Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, or (b) exceeds the number of authorized but unissued shares of Common Stock (the lesser of (a) and (b), the “Maximum Amount”).

(b)        All references to the “Alternative Sales Agreement” in the Agreement shall refer to the At Market Issuance Sales Agreement, dated as of August 31, 2018, as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated as of August 25, 2021, as amended by Amendment No. 2 to At Market Issuance Sales Agreement, dated as of November 4, 2022, by and between the Company and B. Riley Securities, Inc.

(c)       All references to “August 31, 2018 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated August 25, 2021)” set forth in Schedule 1 and Exhibit 7(l) of the Agreement are revised to read “August 31, 2018 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated August 25, 2021, and Amendment No. 2 to At Market Issuance Sales Agreement, dated November 4, 2022).”

(d)         Schedule 3 to the Agreement (Notice Parties) shall be amended to and restated in its entirety as follows:

The Company
Jay Lown	jay.lown@chmm.com
Michael Hutchby	michael.hutchby@chmm.com

JMP Securities
Tosh Chandra	tchandra@jmpsecurities.com
Aidan Whitehead	awhitehead@jmpsecurities.com
Walter Conroy	wconroy@jmpsecurities.com
JMP Compliance	compliance@jmpsecurities.com

2.          Miscellaneous Provisions.

(a)         Except as specifically set forth in this Amendment, all other provisions of the Original Agreement shall remain in full force and effect.

(b)       This Amendment, together with the Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto), constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Agreement shall continue to refer to the date of the Original Agreement.

(c)        This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(d)      The Company and the Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Amendment or any transaction contemplated hereby.

(e)       This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Agreement between the Company and the Agent.

Very truly yours,

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:	/s/ Michael Hutchby
Name: Michael Hutchby
Title: Chief Financial Officer, Secretary and Treasurer

Accepted as of the date first-above written:

JMP SECURITIES LLC

By:	/s/ Tosh Chandra
Name: Tosh Chandra
Title: Managing Director